UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 31, 2008

MAIR HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-17895	41-1616499
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11579 Avery Drive

Inver Grove Heights, MN 55077

(Address of Principal Executive Offices, including Zip Code)

(612) 220-4619

Registrant’s Telephone Number, including Area Code

6600 France Avenue South, Suite 620

Edina, MN  55435

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On October 31, 2008, the Board of Directors of MAIR Holdings, Inc. (the “Company”) authorized a second liquidating distribution of $0.70 per share, or approximately $10.6 million in the aggregate.  When coupled with the initial liquidating distribution, the Company will have distributed $3.70 per share, or approximately $55.8 million in the aggregate, to its shareholders.  The second liquidating distribution follows the Company’s completion of the sale of all of its aircraft.

On or about November 6, 2008, the Company will cause to be mailed to each shareholder of record as of July 7, 2008, either (1) instructions on the procedures for receiving the second liquidating distribution (if such shareholder has not yet surrendered his, her or its stock certificate) or (2) a check representing payment in cash of the second liquidating distribution (if such shareholder has already surrendered his, her or its stock certificate).

In addition, on November 5, 2008, the Company intends to file a Form 15 with the U.S. Securities and Exchange Commission, thereby deregistering its common stock from the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Such filing will immediately suspend the Company’s filing obligations under the Exchange Act.

Following the second liquidating distribution, the Company will hold approximately $10.9 million in cash and assets.  Such funds include amounts reserved for liquidation expenses, ongoing litigation and other contingencies.  The Board has determined it is in the best interest of the Company to hold such funds while it continues to evaluate the merits of the pending claims.

Also on October 31, 2008, the Board authorized the creation of a liquidating trust, effective on or about December 1, 2008, to which the Company’s remaining funds will be transferred.  At that point, the Company will be dissolved.  The liquidating trust will then assume responsibility for addressing the ongoing litigation and other contingencies.  Following resolution of all such matters, the liquidating trust will distribute any remaining funds to the Company’s shareholders in the form of a final liquidating distribution.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2008	By	/s/ Wendy S. Ojala
Wendy S. Ojala
	Its	Vice President, Controller